Exhibit 99.1

FOR IMMEDIATE RELEASE

Healthcare Trust

Announces Preferred Stock Dividends

New York, June 16, 2023 – Healthcare Trust, Inc. (Nasdaq: HTIA / HTIBP) (“HTI”) announced today that it declared quarterly dividends on its outstanding preferred stock. Specifically, HTI declared a dividend of $0.4609375 per share on its 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) payable on July 17, 2023, to holders of record at the close of business on July 6, 2023. In addition, HTI declared a dividend of $0.4453125 per share on its 7.125% Series B Cumulative Redeemable Perpetual Preferred Stock (the "Series B Preferred Stock”) payable on July 17, 2023, to holders of record at the close of business on July 6, 2023 on a quarterly basis.

About Healthcare Trust, Inc.

Healthcare Trust, Inc. (Nasdaq: HTIA/HTIBP) is a publicly registered real estate investment trust focused on acquiring a diversified portfolio of healthcare real estate, with an emphasis on seniors housing and medical office buildings, located in the United States. Additional information about HTI can be found on its website at www.healthcaretrustinc.com.

Important Notice

The statements in this Current Report on Form 8-K that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of (i) the global COVID-19 pandemic, including actions taken to contain or treat COVID-19, (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on the Company, the Company’s tenants, the Company’s operators and the global economy and financial markets, and (iii) inflationary conditions and higher interest rate environments, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed on March 17, 2023, and all other filings with the Securities and Exchange Commission after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required to do so by law.

Contact

Investors and Media:

Email: investorrelations@ar-global.com

Phone: (866) 902-0063